Exhibit 99.5

Consent of MTS Securities, LLC

September 23, 2020

Board of Directors

Proteostasis Therapeutics, Inc.

80 Guest Street

Suite 500

Boston, Massachusetts 02135

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 20, 2020, to the Board of Directors of Proteostasis Therapeutics, Inc. (“Proteostasis”) as Annex D to, and reference to such opinion letter under the headings “The Merger—Opinion of Proteostasis’ Financial Advisors,” “The Merger—Background of the Merger,” “Proteostasis Reasons for the Merger,” “Opinion of Proteostasis’ Financial Advisor” and “Financial Projections Used in Connection with the MTS Opinion” in, the joint proxy statement / prospectus relating to the proposed merger involving Proteostasis, Yumanity Holdings, LLC, Yumanity Therapeutics, Inc. and Pangolin Merger Sub, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Proteostasis (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MTS SECURITIES, LLC

MTS SECURITIES, LLC